UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

June 5, 2007

Date of Report

CX2 Technologies, Inc. (Name of small business issuer in its charter)	Nevada (State or other jurisdiction of incorporation or organization)
20-2889663 (I.R.S. Employer Identification No.)	2240 West Woolbright Rd, Suite 317, Boynton Beach, Florida (Address of principal executive offices)
Issuer's telephone number: (561)740-1734	33426 (Zip Code)
None (Former name of former address, if changed since last report)	0-52396 (Commission File Number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

[   ]  Written communications pursuant to Rule 425 under the Securities Act

     (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act

     (17 CFR 240.14a-12)

[   ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the

     Exchange Act (17 CFR 240.14d-2(b))

[   ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the

     Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Effective May 4, 2007, Sam D. Hitner, sole Director of CX2 Technologies, Inc. appointed Adam Reiser as a Director of the Company.  On May 8, 2007 Sam D. Hitner resigned as a director and officer of the Company.  Mr. Hitner’s resignation was not as a result of any disagreement with the Company or any matters relating to the Company’s operations, policies or practices.  Further, Adam Reiser was appointed as President and Chief Executive Officer of the Company.

Upon Mr. Hitner’s resignation the Company has engaged Mr. Hitner as a consultant of CX2 Technologies, Inc. to assist the Company in the preparation of the Company’s 10-KSB for the year ended March 31, 2007 including the financial statements to be included in the report.  The 10-KSB must be filed with the Securities and Exchange Commission in its entirety on or before June 30, 2007.  In consideration of Mr. Hitner’s services regarding the 10-KSB the Company has agreed to pay the following amounts to Mr. Hitner:  On May 31, 2007 the total of $5,000, on June 15, 2007 the total of $5,000, within two days after the filing of the 10-KSB with the Securities and Exchange Commission an additional $10,000 and within twenty days after the filing of the 10-KSB the Company will issue Mr. Hitner 20,000 common shares of Company stock.

Mr. Reiser has an extensive background in technology related positions for over twenty-five years.  He has extensive undergraduate studies in Electronics Engineering Technology, which was obtained after completing service in the United States Navy.  Mr. Reiser’s past business experience includes Pizza.net, Inc. he was Co-Founder and IT Business Consultant.  Pizza.net, Inc. was sold to Pizza International, Inc. a publicly traded company.  Mr. Reiser was also Owner and Founder of U.S. Data Authority, Inc., a national high speed and broadband internet service provider and a publicly traded company.  Mr. Reiser was owner and founder of Boca.net an internet service provider that was sold to Bell South.  Boca.net was a publicly traded company.  Mr. Reiser was Vice President of Engineering for U.S. Computer Group, a computer equipment and support service center.  Decision Data, Inc., Mr. Reiser held the position as Sales Engineer.  Pan American World Airlines, Inc. Mr. Reiser held the position of Worldwide Network Systems Manager.

SIGNATURES

 Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 5, 2007

CX2 Technologies, Inc.

(Registrant)

By: /s/ Adam Reiser

----------------------------

Title:  President/CEO